AMENDED SCHEDULE A
Dated July 21, 2015
To The
Compliance Services Agreement
Dated June 5, 2012

FEES AND EXPENSES

Ultimus shall receive the fees described below, which are computed and payable monthly.

Base Fee:
$12,000 per year for each series of the Trust.

Asset-Based Fee:
0.01% per annum (1 basis point) on average net assets of each series in excess of $100 million.

Out-of-Pocket Expenses: The fees set forth above shall be in addition to the payment of reasonable out-of-pocket expenses, as provided for in Section 3 of the Agreement.

TRUST SERIES

Alambic Small Cap Value Plus Fund
APEXcm Small/Mid Cap Growth Fund
Barrow Value Opportunity Fund
Barrow Long/Short Opportunity Fund
Blue Current Global Dividend Fund
Cincinnati Asset Management Funds: Broad Market Strategic Income Fund
Galapagos Partners Select Equity Fund

Lyrical U.S. Hedged Value Fund
Lyrical U.S. Value Equity Fund
Ryan Labs Core Bond Fund
Ryan Labs Long Credit Fund
Topturn OneEighty Fund
Wavelength Interest Rate Neutral Fund
Waycross Long/Short Equity Fund

ULTIMUS MANAGERS TRUST		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ David R. Carson	By:	/s/ Robert G. Dorsey
Name:	David R. Carson	Name:	Robert G. Dorsey